UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2006

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

California	0-50652	94-3411134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 J Street, Sacramento, CA	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 554-4750

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 13, 2006, Placer Sierra Bancshares (the “Company”) entered into a First Amendment for the Amended and Restated Declaration of Trust for Southland Statutory Trust I. The amendment was entered into by and among the Company (as successor in interest to Southland Capital Co.), U.S. Bank National Association as successor Institutional Trustee (and as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association), and Frank J. Mercardante, David E. Hooston and Randall E. Reynoso, as Administrators of Southland Statutory Trust I. The Amendment provides that presentment of the Common Securities of Southland Statutory Trust I shall not be required as a condition to the right to receive payment of the redemption price.

Item 1.02 Termination of a Material Definitive Agreement

On December 18, 2006, the Company and its trust subsidiary, Southland Statutory Trust I, completed the redemption of the Capital Securities of Southland Statutory Trust I. As part of the redemption, the Company also retired the $12,372,000 principal amount of Junior Subordinated Deferrable Interest Debentures issued to Southland Statutory Trust I. As a result of the redemption, the related indenture dated December 18, 2001, by and between the Company and U.S. Bank National Association (as successor trustee to State Street Bank and Trust Company of Connecticut, National Association), ceased by its terms to be of any further effect as of December 18, 2006.

On December 18, 2006, the Company and its trust subsidiary, Placer Statutory Trust II, completed the redemption of the Capital Securities of Placer Statutory Trust II. As part of the redemption, the Company also retired the $25,774,000 principal amount of Junior Subordinated Deferrable Interest Debentures issued to Placer Statutory Trust II. As a result of the redemption, the related indenture dated December 18, 2001, by and between the Company and U.S. Bank National Association (as successor trustee to State Street Bank and Trust Company of Connecticut, National Association), ceased by its terms to be of any further effect as of December 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLACER SIERRA BANCSHARES

Date: December 19, 2006	By:	/s/ David E. Hooston
David E. Hooston
Chief Financial Officer